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                                   EXHIBIT 11

                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In millions, except per share data)

                                                  For the Three Months       For the Nine Months
                                                    Ended June 30,             Ended June 30,
                                                  --------------------      --------------------
                                                    1996      1996             1996      1995
                                                 ---------  ---------      ----------  ---------
PRIMARY EARNINGS PER SHARE

Net Income                                           $69.3     $55.3           $152.7    $128.8

  Preferred dividends, net of tax
   benefit                                            (2.4)     (2.4)            (7.1)     (7.1)
                                                 ---------  --------       ----------  --------

Earnings available for common
  shareholders                                       $66.9     $52.9           $145.6    $121.7
                                                 ---------  --------       ----------  --------


Average common stock equivalents
  Common stock                                        41.4      40.9             41.3      40.9

  Common stock equivalents -
   Assumed execise of stock options                    0.5       0.3              0.5       0.2
                                                 ---------  --------       ----------  --------

                                                      41.9      41.2             41.8      41.1
                                                 ---------  --------       ----------  --------
Primary earnings per share                           $1.60     $1.28            $3.49     $2.96
                                                 =========  ========       ==========  ========
FULLY DILUTED EARNINGS PER SHARE

Net income                                           $69.3     $55.3           $152.7    $128.8

 After tax compensation expense
   which would arise from the assumed
   conversion of the Series D
   Convertible Preferred Stock                        (1.4)     (1.4)            (4.2)     (4.3)
                                                 ---------  --------       ----------  --------

Fully diluted earnings                               $67.9     $53.9           $148.5    $124.5
                                                 ---------  ---------      ----------  --------

Average common shares outstanding
  Common stock                                        41.4      40.9             41.3      40.9

  Conversion of Series D outstanding
   Prefered Stock                                      3.1       3.1              3.1       3.1

  Common stock equilvalents -
   Assumed exercise of stock options                   0.5       0.4              0.4       0.4
                                                 ---------  --------       ----------  --------


                                                      45.0      44.4             44.8      44.4
                                                 ---------  --------       ----------  --------
Fully diluted earnings per share                     $1.51     $1.21            $3.31     $2.81
                                                 =========  ========       ==========  ========





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